FORM OF FUND COMPLIANCE SERVICES AGREEMENT

AGREEMENT effective as of the 21st day of December, 2009, between First Focus Funds (the "Company"), a Nebraska corporation having its principal place of business at 1620 Dodge Street; Stop 1075, Omaha, Nebraska 68197, and Beacon Hill Fund Services, Inc. ("Beacon Hill"), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.

WHEREAS, the Company is a registered investment company, and is subject to the requirements of Rule 38a-1 (hereinafter “Rule 38a-1”) under the Investment Company Act of 1940, as amended, (the "1940 Act"), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the "Federal Securities Laws"). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Company (collectively, the "Service Providers");

WHEREAS, Beacon Hill offers compliance oversight services through its compliance program;

WHEREAS, the Company desires to retain the services of Beacon Hill to assist in its compliance with Rule 38a-1;

WHEREAS, Beacon Hill and the Company wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Company,

NOW, THEREFORE, in consideration of the covenants herein contained, the
Company and Beacon Hill hereby agree as follows:

1. Fund Compliance Services.

(a) Rule 38a-1 Compliance Services. Beacon Hill shall work with the Company to review, maintain and update written compliance polices and procedures which shall be reasonably designed to prevent the Company from violating applicable provisions of the Federal Securities Laws.  The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval of the Board

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of Directors of the Company (the “Board”)(collectively, the "Fund Compliance Program"). In support of the Fund Compliance Program, Beacon Hill agrees to provide the compliance services outlined in Schedule A.

(b) Anti-money Laundering Compliance Services. Should the parties agree that Beacon Hill will provide additional fund compliance services related to anti-money laundering, Beacon Hill shall work with the Company to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Company from violating applicable anti-money laundering laws and regulations.  The corresponding documents and related amendments, designed to ensure compliance, shall become effective as the fund anti-money laundering program, upon the approval of the Board (collectively, the “Fund Anti-money Laundering Compliance Program”).  Each party will sign the Schedule A-1, detailing the anti-money laundering compliance services, should the parties wish to include these in the agreed upon services.

2. Officers—Compliance, Anti-money Laundering Compliance, Executive Officers.

(a) Provision of Chief Compliance Officer. Beacon Hill agrees to make available to the Company a person to serve as the Company's Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, subject to the election of the Board. Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in the best interests of the Company.

(b) Termination of Chief Compliance Officer. In the event such person is: (1) terminated as Chief Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee or agent, Beacon Hill will promptly make another person available to serve as the Chief Compliance Officer who is acceptable to the Board. Should the Board choose not to elect such replacement Chief Compliance Officer designated by Beacon Hill, the Agreement shall terminate.  Payment for compliance services fees described in Schedule B should be paid in full, up to and including the date of termination of the compliance services.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation to such person as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Beacon Hill shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.  In accordance with the requirements of Rule 38a-1, the Board shall be entitled to review and approve such compensation.

(d) Company obligations to Chief Compliance Officer. The Company will provide copies of the Fund Compliance Program, related policies and procedures,

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and all other books and records of the Company as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Company. The Company shall cooperate with the Chief Compliance Officer and endeavor to achieve the cooperation of the Service Providers to the Company, as well as Company counsel, independent Director counsel and the Company's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Company shall provide the Chief Compliance Officer with appropriate access to the executive officers and Board of the Company, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

(e) Anti-money Laundering Compliance Officer.  Should the parties agree that Beacon Hill will make available to the Company a person to serve as the Company's Anti-money Laundering Compliance Officer under Federal Securities Laws, subject to the election of the Board, then Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in the best interests of the Company.

(f) Termination of Anti-money Laundering Compliance Officer.  In the event such person is: (1) terminated as Anti-money Laundering Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another person available to serve as the Anti-Money Laundering Compliance Officer, at the request of the Board. Should the Board choose not to elect such replacement Anti-money Laundering Compliance Officer designated by Beacon Hill, the services and the responsibilities solely with respect to the Fund Anti-money Laundering Compliance Program outlined in Schedule A-1 shall terminate, however, unlike with the Chief Compliance Officer function, this Agreement shall not terminate automatically under Section 5.
(g) Company obligations to Anti-Money Laundering Compliance Officer. The Company will provide copies of the Fund Anti-money Laundering Compliance Program, related policies and procedures, and all other books and records of the Company as the Anti-money Laundering Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Company. The Company shall cooperate with the Anti-money Laundering Compliance Officer and ensure the cooperation of the Service Providers to the Company, as well as the Other Providers, and assist the Anti-money Laundering Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Anti-money Laundering Compliance Officer under the Fund Anti-money Laundering Compliance Program and Federal Securities Laws. In addition, the Company shall provide the Anti-Money Laundering Compliance

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Officer with appropriate access to the executive officers and Board of the Company, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Anti-Money Laundering Compliance Program.

(h) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer and Anti-money Laundering Compliance Officer contemplated in this Agreement will each be an executive officer of the Company ("Executive Officer") either through incorporation documents or specifically through board resolutions. The provisions of Section 2 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the "Beacon Hill Governance Policies). The Company's governing documents (including its Articles of Corporation and Bylaws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Company shall provide coverage to the Executive Officer under its directors' and officers' liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Company, other Company officers, Service Providers or Other Providers involving the continuous or repeated violation of applicable Federal Securities Laws or (c) a material deviation by the Company from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Company, its Service Providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officer may, and the Company shall, promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by the Company, one or more Company shareholder(s) or any third party which

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involves an allegation that the Executive Officer failed to exercise his or her obligations to the Company in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of applicable laws).

It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Company complies with applicable Federal Securities Laws, and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Company, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company, the Company shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them directly arising out of the service of such employee or agent of Beacon Hill as an Executive Officer of the Company, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC.

3. Fees and Expenses.

Beacon Hill shall be entitled to receive from the Company fees and out of pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement.  All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

4. Information to be Furnished by the Company.

(a) The Company has furnished or shall promptly furnish to Beacon Hill copies of the various policies and procedures of the Company that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, and the Fund Anti-money Laundering Compliance Program (as applicable) including the compliance programs of Service Providers other than Beacon Hill, or other information as reasonably requested by Beacon Hill or as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

(b) The Company shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 4 hereof, forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Fund Compliance Program and/or Anti-money Laundering Compliance Program (as applicable) which will have the effect of changing the procedures employed by Beacon Hill in providing the services agreed to hereunder or which amendment will affect the duties of Beacon Hill hereunder unless the Company first notifies Beacon Hill of such amendments or changes.

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(c) Beacon Hill may rely on all documents furnished to it by the Company and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Company pursuant to Section 4, and shall be entitled to indemnification in accordance with Section 5 below with regard to such reliance.

5. Term and Termination.

The compliance services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board.  The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination.  Termination of the Chief Compliance Officer without electing a replacement provided by Beacon Hill will also immediately terminate this Agreement as described in Section 2(b).

In addition, both parties agree that this Agreement may be terminated for cause.  For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) written notice to the other party if the other party (i) is adjudicated insolvent, (ii) files or has filed against it a petition (or other document) under any bankruptcy law or similar law that is unresolved within sixty (60) days of the filing of such petition (or document), (iii) institutes any dissolution or liquidation proceeding, (iv) makes a general assignment or trust mortgage for the benefit of creditors, or (v) if a receiver, trustee, custodian or similar agent is appointed or takes possession of a substantial part of its property or business.

6. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Company, to the address listed on the signature block below and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

7. Governing Law and Matters Relating to the Company as a Nebraska corporation.

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This Agreement shall be construed in accordance with the laws of the State of Ohio and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Company.

8. Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.  Each party agrees to adhere to all applicable Federal Securities Laws.

(a) Representations by the Company.  The Company represents that it is duly organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law.  The Company warrants that it will take all necessary steps to ensure that it remains in good-standing.

(b) Representations by Beacon Hill.  Beacon Hill represents that it is a services company duly organized and in good standing under applicable law.  Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and hereby notifies the Company of such affiliation so that Company can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act.

9. Indemnification.

(a) Each party (an “Indemnitor”) shall identify and hold harmless the other party, each of such other party’s affiliated companies, and all directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a direct result of: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; or (3) Indemnitor’s failure to comply with any term of this Agreement.

(b) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate at its expense with the party seeking

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indemnification in the defense of such claim.  In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent.  The obligations of the parties hereto under this Section shall survive termination of the Agreement.

10. Confidentiality

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party and after such party has been afforded sufficient opportunity, at its expense, to prevent such disclosure. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as "Confidential" and/or "Proprietary" or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Company (“NPPI”) provided by, or at the direction of, the Company to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Company. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill's duties and responsibilities under this Agreement, at the direction of the Company or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and

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integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

For the purpose of this Agreement, Confidential Information shall also mean all documents and materials provided by the Company to Beacon Hill and its agents.

The provisions of this Section shall survive the termination of this Agreement.

11. Intellectual Property.

The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party.  The Company agrees that Beacon Hill may identify the Company as a client on its client list, which may be posted to Beacon Hill’s website, or distributed to prospective clients.  In no event will Beacon Hill disclose the nature of the relationship with the Company, including but not limited to, the terms of this Agreement without prior written approval of the Company, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Company in connection with this Agreement.  The Company acknowledges that Beacon Hill may provide the Company and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposal, questionnaire, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill.  The Company agrees that in the event that the Company is required to produce Beacon Hill’s Intellectual Property to a regulatory authority or court, the Company will, at Beacon Hill’s expense, make all reasonable efforts to protect the Beacon Hill Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws.  The Company agrees to notify Beacon Hill in the event it must disclose Beacon Hill’s

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Intellectual Property to any regulatory authority or in any court proceeding and will keep Beacon Hill apprised of its efforts to protect Beacon Hill Intellectual Property.

12. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FIRST FOCUS FUNDS                                                                BEACON HILL FUND SERVICES, INC.
“COMPANY”

/s/ Mike Summers                                                                 /s/ Scott Englehart
Name: Mike Summers                                                           Name: Scott Englehart
Title:   President                                                           Title: President
1620 Dodge Street; Stop 1075
Omaha, NE  68197

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SCHEDULE A
FUND COMPLIANCE SERVICES

A. Beacon Hill will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Company's Chief Compliance Officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;

2. through the Chief Compliance Officer, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies and procedures comprising the Fund Compliance Program;

3. through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Chief Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Chief Compliance Officer's assessment of the operation of the policies and procedures of the Company and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

(c) the Chief Compliance Officer's assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

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SCHEDULE A continued
FUND COMPLIANCE SERVICES

      B. As mutually agreed upon, Beacon Hill will provide additional compliance consulting services during the term of this Agreement in exchange for consulting fees as described in Schedule B-1.

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SCHEDULE A-1
FUND ANTI-MONEY LAUNDERING COMPLIANCE SERVICES

As evidence of the mutual agreement between the parties for Beacon Hill to provide anti-money laundering compliance services as described below, the parties will have each signed this Schedule A-1.

Beacon Hill will provide the following services in relation to the Fund Anti-money Laundering Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Company's Anti-money Laundering Compliance Officer as outlined in the Federal Securities Laws to administer the Fund Anti-money Laundering Compliance Program. The individual serving as Anti-money Laundering Compliance Officer must be available, at the discretion of the Board;

2. through the Anti-money Laundering Compliance Officer, review, maintain and update as required from time to time, written policies and procedures comprising the Fund Anti-money Laundering Compliance Program;

3. through the Anti-money Laundering Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Anti-money Laundering Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Anti-Money Laundering Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Anti-money Laundering Compliance Officer's assessment of the operation of the policies and procedures of the Company and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) the Anti-money Laundering Compliance Officer's assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

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5. through the Anti-money Laundering Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Anti-money Laundering Compliance Program.

FIRST FOCUS FUNDS
“COMPANY”

/s/ Mike Summers
Name:  Mike Summers
Title:     President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart
Name:  Scott Englehart
Title:     President

Date:11/9/09

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SCHEDULE B
SERVICE FEES

Dated December 21, 2009

1. Fund Compliance Services Fees

Fund Compliance Services provided under this Agreement:

$85,000 annual fee

The Company shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month.

2. Out of Pocket Expenses, including but not limited to the following:

(a) A maximum of $10,000 annually in out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the Chief Compliance Officer to the Company and in connection with compliance services including but not limited to, travel costs for attending Board meetings, printing and postage, record retention, state, federal and other regulatory registration filings and related fees, and conducting due diligence of Service Providers; and

(b) Any other expenses approved by the Board.

For out of pocket expenses, Beacon Hill will invoice the Company and the Company will remit payment within 15 days of receipt of invoice.

FIRST FOCUS FUNDS
COMPANY

/s/ Mike Summers
Name:  Mike Summers
Title:     President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart
Name:  Scott Englehart
Title:     President

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SCHEDULE B-1
CONSULTING SERVICE FEES

Dated December 21, 2009

1. Consulting Services Fees

Consulting Services provided under this Agreement:

$250 per hour

The Company shall pay the consulting fee, in monthly installments, within ten (10) days after the end of each month.  If acceptable, the Company may direct the Advisor to pay the consulting fees described herein.

2. Out of Pocket Expenses, including but not limited to the following:

(a) A maximum of $10,000 annually in out-of-pocket expenses incurred in connection with Beacon Hill’s provision of consulting services, including travel costs for attending meetings, printing and postage, record-retention and conducting due diligence of Service Providers; and

(b) Any other expenses approved by the Company.

For out of pocket expenses, Beacon Hill will invoice the Company and the Company will remit payment within 15 days of receipt of invoice.

FIRST FOCUS

/s/ Mike Summers
Name:  Mike Summers
Title:     President

BEACON HILL FUND SERVICES, INC.

/s/ Scott A. Englehart
By:    Scott A. Englehart
Title:  President

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SCHEDULE C

BEACON HILL CORPORATE STRUCTURE

As referenced in Section 8 (b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indices used for tracking the stock market.  For more information on Diamond Hill, visit www.diamond-hill.com.

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